David S. Jennings, Esq.
330 Carousel Parkway
Henderson, Nevada 89014

December 17, 2007

Lans Holdings, Inc.
Penthouse Menara Antara,
No 11 Jalan Bukit Ceylon
Kuala Lumpur, Malaysia

Re: Lans Holdings, Inc., Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as special counsel for Lans Holdings, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 950,000 shares held by the selling shareholders described in the Registration Statement.

In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 950,000 shares of common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) my opinion speaks only as of the date hereof and I express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

Very truly yours,

/s/ David S. Jennings
David S. Jennings, Esq.

David. S. Jennings, Esq.
330 Carousel Parkway
Henderson, Nevada 89014

December 17, 2007

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Lans Holdings, Inc.

Very truly yours,

/s/ David S. Jennings
David S. Jennings, Esq.